Exhibit 10.1

July 23, 2013

Mr. Thomas R. Adams

Executive Vice President and

Chief Financial Officer

Reynolds American Inc.

Dear Tom:

This letter will confirm our understanding on the following matters.

To ensure organizational stability, it is important that you continue in the role of a key officer of Reynolds American Inc. or its affiliated companies (the “Company”).

Accordingly, if you remain actively employed by the Company until the earlier of the date on which the Board of Directors of the Company (the “Board”) approves your release date based on its assessment of organizational stability or December 31, 2014, and you agree to execute a general release, confidentiality, non-disparagement and non-competition agreement acceptable to the company at the time of your release from employment, you will be eligible to receive a lump sum retention bonus payment of $850,000.00 (the “Retention Bonus”), under the terms of the Retention Trust Agreement dated May 13, 1998, as amended, between R.J. Reynolds Tobacco Holdings, Inc. and Wachovia Bank, N.A. (the “Retention Trust”). Payment will be made as soon as practical following the date of your eligibility for this Retention Bonus. Federal, state, and other withholdings or deductions will apply to any Retention Bonus payment. The Retention Bonus will not be included in any benefit or retirement plan calculations.

In the event of your Permanent Disability (as defined by the Company’s Long Term Disability Plan) prior to the Payment Date, you will be eligible to receive your Retention Bonus immediately following your date of Permanent Disability. In the event of your death prior to your Payment Date, your Retention Bonus shall be paid to your estate.

Thomas R. Adams

If you voluntarily resign or are terminated for Cause (as defined in the Retention Trust) prior to the earlier of December 31, 2014 or the Board’s determination that the organization is stable, you will not be eligible to receive the Retention Bonus. If you are involuntarily terminated without Cause prior to the earlier of December 31, 2014 or the Board’s determination that the organization is stable, the Board has determined and agreed that such an involuntary termination without Cause will also mean that the organization is sufficiently stable, in which case, you will receive a full payout meeting the terms and conditions of the retention trust as long as you meet all other eligibility requirements.

In consideration of the Company’s agreement to provide the opportunity for the Retention Bonus as described above, you, on behalf of yourself and your dependents, successors, assigns, heirs, executors, administrators, and affiliates (and your and their legal representatives of every kind), hereby releases and forever discharges the Company, its employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), its current and former affiliates, successors and assigns, as well as its and their current and former directors, officers, board members, employees, agents, counsel, investors, all current or former management and supervisory employees, and all persons acting under or in concert with any of them (hereinafter collectively termed the “Released Parties”) from any and all claims, actions, causes of action, suits, proceedings, losses, damages, rights or demands whatsoever, which you have against the Released Parties, related to your employment with the Company and its current or former affiliates. The release set forth in this paragraph includes, without limitation (i) any and all tort claims, including, without limitation, claims of harassment and intentional or negligent infliction of emotional distress; (ii) any and all claims of discrimination on any basis, including, without limitation, race, color, national origin, religion, sex, age or handicap arising under any federal, state, local, or foreign statute, ordinance, order or law, including the Age Discrimination in Employment Act (“ADEA”); (iii) any and all claims that Released Parties, jointly or severally, breached any contract or promise, express or implied, or any term or condition of your employment; and (iv) any other claims directly related to your employment with the Company and any of its affiliates. While you acknowledge and understand that by this Agreement you forego, among other things, any and all past and present rights to recover money damages or personal relief arising out of your employment with the Company and any of its affiliates, the parties agree that this Agreement shall not preclude you from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency. This Agreement also does not release: (1) any claims that you cannot waive by operation of law; (2) any claim(s) which may arise after you sign this Agreement; or (3) your right to challenge the validity of this release under the ADEA.

In further consideration for this agreement and as a condition to be eligible for payment of the Retention Bonus, you agree that, upon the termination of your employment with the Company, you will provide a comparable general release, confidentiality, non-disparagement and non-competition agreement acceptable to the Company, effective no earlier than the date of your termination of employment.

Thomas R. Adams

Additionally, you acknowledge and reaffirm any and all confidentiality, non-disclosure, non-disparagement and non-competition agreements you have signed. More specifically, (a) without written consent of the Company, (b) while employed by the Company for the benefit of the Company or (c) when required to do so by a court of competent jurisdiction, by governmental agency having supervisory authority over the businesses of the Company or by an administrative body or legislative body, you agree not to speak in a derogatory manner concerning the Company, any officer, director or employee of the company to any person or disclose to any person “Confidential Information” or any underlying discussions and negotiations involved in determining the nature, terms and conditions of this retention agreement. “Confidential Information” shall mean non-public information concerning the Company’s or any of its affiliated companies’ data, strategic business plans, product development data (or other proprietary product data), customer lists, marketing plans, financial plans, human resources strategic plans, benefit plans, interpretations and strategies, compensation plans, interpretations and strategies, database systems, electronic infrastructure, system software or hardware, information management plans, interpretations and strategies, and other proprietary information.

By your signature below, you acknowledge and agree that the payment of your Retention Bonus is subject to the terms of the Retention Trust and is adequate consideration for your release, that this letter is not an employment contract and that nothing obligates the Company to employ you for any specific term.

Sincerely,

/s/ Daniel M. Delen

Daniel M. Delen

President and Chief Executive Officer

Agreed to, acknowledged and accepted this 23rd day of July, 2013.

Employee Signature:	/s/ Thomas R. Adams